Exhibit 99.1

Communications & Power Industries

News Release

February 4, 2005

For Immediate Release:

Contact:	Joel Littman
Chief Financial Officer
Communications & Power Industries, Inc.
650-846-3096

CPI Holdco, Inc. Announces

Proposed Private Placement of Floating Rate Senior Notes

Palo Alto, CA, February 4, 2005 – CPI Holdco, Inc., the parent company of Communications & Powers Industries, Inc., announced today it intends to raise $80.0 million of gross proceeds through a private placement offering of Floating Rate Senior Notes due 2015. CPI Holdco intends to use the net proceeds from the offering to make payments to its stockholders and optionholders and/or to fund repurchases of its equity interests. The notes will not be guaranteed by any of CPI Holdco’s subsidiaries.

The notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons in offshore transactions in reliance on Regulation S under the Securities Act. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Communications & Power Industries, Inc. is a world leader in the development, manufacture and distribution of products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of false signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, internet and other types of communications; providing power and control for medical diagnostic imaging; generating microwave energy for radiation therapy in the treatment of cancer; and for various industrial and scientific applications. CPI Holdco, Inc. is the sole stockholder of Communications & Power Industries, Inc.

CPI Holdco, Inc. is a privately-held portfolio company of The Cypress Group. The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

© 2005 Communications & Power Industries. All rights reserved.